MILLER ENERGY RESOURCES ANNOUNCES ACQUISITION OF NORTH FORK UNIT AND NATURAL GAS FIELD IN THE COOK INLET, ALASKA
Acquires 100% Working Interest in over $185 Million of Proved and Probable Reserve PV-10

ANCHORAGE, AK - (November 25, 2013). Miller Energy Resources, Inc. (the “Company” or “Miller”) (NYSE: MILL) announces that its wholly-owned subsidiary, Cook Inlet Energy, LLC (“CIE”) has entered into a definitive agreement to purchase the North Fork Unit and all affiliated assets from Armstrong Cook Inlet, LLC and the other working interest owners in the unit for $59.975 million in cash and $5.0 million in Miller’s Series D Preferred Stock. The companies expect to close the transaction, subject to necessary governmental and regulatory approvals, in the first quarter of calendar 2014.

The sale will be effective as of closing and includes 6 natural gas wells, 15,464 acres, and production and processing equipment. The North Fork Unit and gas field is located on the southern Kenai Peninsula, east of the community of Anchor Point. The transaction will also include the acquisition of Anchor Point Energy, LLC (“AP Energy”), the owner and operator of 9 miles of twin 4 inch natural gas transmission pipelines and a multi-year natural gas sales contract. The acquisition of AP Energy will occur upon receipt of necessary regulatory approvals and is expected to occur after the closing on the North Fork Unit.

Current production in the North Fork Unit is approximately 7.0 MMCFD (1,167 BOEPD) and is expected to increase as CIE assumes operations, performs well optimizations, and commences full field development of up to 24 additional wells. Included in the acquisition is a multi-year firm natural gas sales contract with ENSTAR, the largest natural gas utility in Alaska. There is approximately 4.8 BCF remaining of a 10.0 BCF commitment to ENSTAR at a price of approximately $7.00 per MCF.

A Ryder Scott reserve report as of October 1, 2013 indicated the following reserve PV-10 values for the North Fork Unit:

•	Proved, probable and possible PV-10 of $334.7 million

•	Proved and probable PV-10 of $186.1 million

•	Proved PV-10 of $94.5 million

These additional assets will complement CIE’s other oil & gas properties in the Cook Inlet, and is CIE’s first operating field on the more populated east side of Cook Inlet.

“We are incredibly excited about the addition of Armstrong’s Cook Inlet assets,” stated Scott M. Boruff, CEO of Miller. “We have been able to appreciably add to our core area with production and reserves, as well as further well-bore diversification, adding up to $20 million in expected annual revenue in the process. The production from these assets and future developmental runway is an accretive and complementary addition to Miller’s existing profile and continues to support our investment thesis in the Cook Inlet, while marking our next stage of development.”
About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime and the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company’s common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller Energy to experience additional operating losses; high debt costs under its existing senior credit facility; potential limitations imposed by debt covenants under its senior credit facility on its growth and ability to meet business objectives; the need to enhance management, systems, accounting, controls and reporting performance; uncertainties related to the filing of its Form 10-K for 2011; litigation risks; its ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; its ability to successfully acquire, integrate and exploit new productive assets in the future; its ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; risks associated with the hedging of commodity prices; its dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on its Cook Inlet Basin operations; adverse effects of the national and global economic downturns on our profitability; the imprecise nature of its reserve estimates; drilling risks; fluctuating oil and gas prices and the impact on results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on its common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; and risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates. Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller Energy Resources, Inc.’s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2013. Miller Energy Resources, Inc.’s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

For more information, please contact the following:

Derek Gradwell
MZ Group
SVP, Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us